333-133701	The General Account Option
333-133707	Modified Guaranteed Annuity Contract-Supplementer

Supplement Dated June 4, 2008 to your Prospectus Dated May 1, 2008

Supplement Dated June 4, 2008 to your Prospectus

Change of Location for Hartford’s Administrative Office:

Effective after the close of business on September 12, 2008, Hartford will change the location of its Administrative Office:

1 Griffin Road North, Windsor, CT 06095-1512.  Overnight and express mail for delivery after September 13, 2008 should be directed to the new address.  The mailing address for all other correspondence will continue to be P.O. Box 1583, Hartford, CT 06144-1583.

This Supplement Should Be Retained With The Prospectus For Future Reference.